Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered between David Lucchino (“Consultant”) and Korro Bio, Inc. (the “Company”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Company has offered to engage Consultant as an independent contractor pursuant to this Agreement, and Consultant desires to accept the Company’s offer in regard to the same.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Consultant and the Company agree as follows:

1. Services. In accordance with the terms and conditions of this Agreement, the Company hereby engages Consultant as an independent contractor to provide certain services as may be requested or assigned during the Term from time to time by the Company, as set forth in greater detail in Exhibit A attached hereto (the “Services”).

2. Consulting Fees. In consideration for Consultant’s rendering the Services and Consultant’s full and satisfactory completion of such Services in a timely and professional manner, during the Term the Company agrees to pay Consultant a consulting fee, as set forth in greater detail in Exhibit A attached hereto (the “Consulting Fee”).

3. Term. The term of Consultant’s Services hereunder shall commence as of August 26, 2024 unless another date is mutually agreed to by the Parties in writing (the “Start Date”) and shall end upon the earliest of (a) October 1, 2027 or such other date as mutually agreed in writing by Consultant and the Company; (b) ten (10) calendar days following the receipt by the Company of a written notice of termination from the Consultant; (c) immediately following the receipt by the Consultant of a written notice from the Company of a termination for Cause; (d) immediately following the receipt by one Party (the “Breaching Party”) of a written notice from the other Party of the Breaching Party’s material breach of this Agreement; or (e) immediately upon Consultant’s death (the “Term”). For purposes hereof, “Cause” means (i) conviction of, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (ii) willful and gross misconduct or neglect in carrying out his duties under this Agreement (not due to sickness or disability), resulting, in either case, in material economic harm to the Company; (iii) Consultant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Consultant owes an obligation of non-disclosure as a result of Consultant’s relationship with the Company; or (iv) Consultant’s repeated failure to substantially perform the Services, subject to the Company providing prior notice specifically detailing the claimed failure to substantially perform the Services and a reasonable period of time for Consultant to cure such failure.

4. Independent Contractor/Non-Employee Status. Consultant and the Company hereby acknowledge, understand and agree that Consultant is being engaged pursuant to this Agreement as an independent contractor. Consultant is not, nor shall Consultant be deemed to be, an employee of the Company. Nothing herein, explicitly or implicitly, shall be deemed or construed to create a joint venture, joint employer, partnership, agency, affiliate or employee/employer relationship between Consultant and the Company (or any of its parents, subsidiaries, affiliates or related entities) for any purpose including, but not limited to, taxes, compensation, employee benefits, or political contributions or other charitable contributions. Consultant is not a representative, agent or affiliate of the Company and Consultant does not have the right or authority to assume or create any obligation of any kind, express or implied, on behalf of the Company (or any of its affiliates or related entities) or to bind the Company (or any of its affiliates or related entities) in any respect whatsoever, unless the Company gives express written authorization in advance to Consultant to act with such agency and authority. Consultant understands and agrees that during the Term and in connection with the performance of the Services hereunder and the payment of any and all Consulting Fees, Consultant will be solely responsible for: (a) complying with all federal, state, and local laws, ordinances, regulations and orders with respect to the performance of the Services under this Agreement; and (b) paying all federal, state, and local taxes (including income tax, FICA, FUTA, and other taxes that may be due) as a result of any and all Consulting Fees Consultant receives or is deemed to receive pursuant to this Agreement. As an independent contractor, Consultant understands and agrees that Consultant will not accrue any employee benefits (including but not limited to health and disability benefits) under, or in any way be covered by, employee benefit plans of the Company or any of its parents, subsidiaries, affiliates, or related entities.

5. Warranties of Consultant. Consultant represents to the Company that (a) with respect to any information, know-how, knowledge or data disclosed by Consultant to the Company in the performance of this Agreement, Consultant has the full and unrestricted right to disclose the same; (b) Consultant is free to undertake the Services required by this Agreement, and there is, and shall be, no conflict of interest between Consultant’s performance of the Services and any obligation Consultant may have to other parties; (c) Consultant is not subject to any confidentiality, non-competition, non-solicitation or other agreements that may affect, prohibit or restrict Consultant’s ability to perform the Services; and (d) Consultant will not use or disclose (or bring to the Company’s premises) any trade secret or other proprietary or confidential information of any other company, business, entity, employer or any other party. If Consultant has entered into any agreement that may restrict Consultant’s ability to perform the Services or enter into this Agreement, Consultant is required to provide the Company with a copy of the agreement as soon as possible, and in any event, prior to the Start Date.

6. Certain Covenants of Consultant.

a. Non-Disclosure of Confidential Information. During and after the Term, Consultant agrees to hold all Confidential Information (as hereinafter defined) of the Company (or other parties whose Confidential Information the Company has in its possession under obligations of confidentiality) in trust and strict confidence. Except as may be authorized by the Company in writing, Consultant shall not use for any purpose other than the performance of the Services, and shall not disclose, such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit). As used herein, “Confidential Information” means all information, whether or not in writing, concerning the Company’s business, technology, business relationships or business, legal or financial affairs, which the Company has not released to the general public, is not generally known to the public, is a competitive asset of the Company, constitutes a “trade secret” under applicable law and/or the disclosure of which could result in a competitive disadvantage to the Company, including but not limited to (i) corporate, legal, and financial information, (ii) customer and client information, (iii) marketing and performance information, (iv) operational, technological, product, and service information, (v) personnel information, and (vi) to the extent not captured by the foregoing, information concerning the Company’s operations, strategic planning, research and development, improvements, processes, and services, as well as any and all related formulas, diagrams, schematics, methods, know-how, techniques, inventions, and the like. Confidential Information also includes information received by the Company from third parties under an obligation of confidentiality.

b. Intellectual Property. Consultant shall communicate in writing and disclose to the Company promptly and fully all concepts, ideas, inventions, formulae, algorithms, software code, trade secrets, know-how, technical or business innovations, writings, discoveries, designs, developments, methods, modifications, improvements, processes, databases, computer programs, techniques, graphics or images, audio or visual works or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Consultant during the Term or during the period six (6) months thereafter (whether or not patentable or copyrightable and whether made solely by Consultant or jointly with others), which result from the Services or which result from information derived from the Company or its employees, agents or other consultants (all of the foregoing herein collectively and individually called “Works”). The Works shall be and remain the sole and exclusive property of the Company or its nominees whether or not patented or copyrighted and without regard to any termination of this Agreement or the Services. The Works and all related Intellectual Property Rights (as hereinafter defined) are being created at the insistence of the Company and shall be deemed to be “works made for hire” under the United States copyright laws, and Consultant hereby does assign and transfer, and to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all of Consultant’s right, title and interest in all Works and all related Intellectual Property Rights. If any Works (or any Intellectual Property Right in or related to such Works or that claim or cover such Works) does not qualify for treatment as “works made for hire”, or if Consultant retains any interest therein for any other reason, Consultant hereby assigns and transfers, and will assign and transfer, to the Company all ownership and interest in such Works and any and all Intellectual Property Rights in and to such Works or that claim or cover any such Works. If any part of the Services or Works or other work product or information performed or provided by Consultant to or for the Company hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants the Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Services, Works, or other work product or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them). To the extent allowed by law, the assignments and licenses granted in this Section include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and agrees not to assert any Moral Rights with respect thereto. Consultant will cooperate fully with the Company, both during and after the Term, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights related to the Works. As used herein, “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress, and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

c. Competitive Activities. Consultant agrees that, during the Term, in any U.S. state or other jurisdiction in which the Company does material business, Consultant shall not, directly or indirectly, engage in business activity that competes with, or involves actively preparing to compete with, the Company’s business activity, or that would otherwise pose a conflict of interest with Consultant’s actual or anticipated Services to the Company without the prior written consent of the Company.

d. Non-Solicitation of Employees or Consultants. During the Term, Consultant will not and will not prepare to (other than for the benefit of the Company), directly or indirectly, do, attempt to do, or assist or facilitate any other person or entity to do any of the following: (i) solicit for hire, employment or engagement any employee or consultant of the Company (or any person who was employed or engaged by the Company at any time during the twelve (12) months preceding such solicitation); or (ii) solicit, induce, encourage, persuade or procure any employee or consultant of the Company to give up, terminate, limit, postpone, divert, diminish, or not to commence or continue his/her or its employment, engagement, or other business relationship with the Company, or otherwise interfere with such person’s contract or business relationship with the Company.

e. Non-Interference of Suppliers and Vendors. During the Term, Consultant will not and will not prepare to (other than for the benefit of the Company), directly or indirectly, do, attempt to do, or assist or facilitate any other person or entity to do any of the following: solicit, induce, encourage, persuade or procure any supplier or vendor of the Company to cease doing business with or otherwise terminate, limit, postpone, divert, diminish, or not to commence or continue his/her or its relationship, engagement, business dealings or patronage with the Company, or otherwise interfere with such person or entity’s contracts, relationship or dealings with the Company.

f. Return of Company Materials. All documents, files, letters, notes, memoranda, reports, records, data, computer files, programs, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material, and all equipment and other physical property and materials (including all copies, in any form or media, whether hard-copy, data, digital, electronic or otherwise) whether created by Consultant or others, or which are furnished to Consultant by the Company or to which Consultant is otherwise given access or is privy or which come into Consultant’s custody or possession in connection with or due to Consultant’s engagement with the Company pursuant to this Agreement (or otherwise), are and will remain the exclusive property of the Company to be used by Consultant only in the lawful and good faith performance of the Services. Any property situated on the

Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of the Term for any reason, Consultant will deliver to the Company all Company property and equipment in Consultant’s possession, custody, or control, including all documents, files, letters, notes, memoranda, reports, records, data, computer files, programs, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material, equipment and physical property including, without limitation, all such materials and property constituting or containing Confidential Information, and other materials of any nature pertaining to the Confidential Information of the Company and/or to Consultant’s work or the Services, and Consultant will not take or keep in Consultant’s possession any of the foregoing or any copies.

g. Specific Performance. Consultant understands that the obligations and restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and Consultant considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and, therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

7. [INTENTIONALLY BLANK].

3. Miscellaneous.

a. The Company acknowledges that Consultant has stated his intent to terminate the 10b-5 Plan that he currently is party to as a Director, and that such termination shall not be deemed a breach of any of Consultant’s obligations under this Agreement or any other agreement. The Company further acknowledges and agrees that upon his resignation, Consultant will no longer be deemed an Insider as that term is defined under the Korro Bio, Inc. Amended and Restated Insider Trading Policy. Consultant acknowledges and agrees that to the extent that he has now or in the future has any material nonpublic information regarding the Company, he is obligated to follow and comply with any obligations that exist under the Securities Exchange Act of 1934.

b. This Agreement and the Exhibit attached hereto, contain the entire understanding of the Parties with respect to the matters contained herein, and supersede all proposals and agreements, written or oral, and all other communications between the Parties relating to the subject matter of this Agreement; provided, however, notwithstanding the foregoing, this Agreement does not in any way merge with or supersede, is in addition to and supplements (and is supplemented by), and does not limit (and is not limited by) any confidentiality, non-competition, non-solicitation, assignment, or other restrictive covenant agreement, or any other restriction, if any, that Consultant has with, owes to, has been assigned to, and/or inures to the benefit of the Company under any other agreement or applicable law. In signing this Agreement, Consultant is not relying on any promise or representation of the Company except as expressly set forth herein.

c. Neither this Agreement nor any right or obligation hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign this Agreement to its affiliates, successors and assigns, and by signing this Agreement Consultant hereby expressly consents to such assignment.

d. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules. Consultant hereby agrees to consent to the personal jurisdiction of the state and federal courts situated within the Commonwealth of Massachusetts for purposes of enforcing this Agreement, and waives any objection that Consultant might have to personal jurisdiction or venue in those courts.

e. CONSULTANT AND THE COMPANY HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

f. This Agreement may not be modified or amended except in writing signed or executed by Consultant and the Company.

g. Each provision and portion thereof in this Agreement is intended to be and is severable. If any one or more of the provisions (or portions thereof) contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be unenforceable because, for example, it is excessively broad as to duration, geographical scope, or scope of prohibited activities, such court shall reform such provision (to the extent permitted by law) by limiting and reducing it, so as to extend and be enforced only over the maximum duration, geographic scope and scope of activities as to which it may be enforceable under applicable law. If, following implementation of the preceding sentence, any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions or portions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and each other provision and portion shall be valid and enforceable to the fullest extent permitted by law.

[Remainder of page intentionally left blank. Signature page(s) immediately follow.]

IN WITNESS WHEREOF, the Parties to this Agreement, intending to be legally bound, have caused this Agreement to be executed as of the date indicated below.

Acknowledged, Accepted and Agreed to:

By:	/s/ David Lucchino
David Lucchino
Date:	August 26, 2024

Korro Bio, Inc.

By:	/s/ Ram Aiyar
Name: Ram Aiyar
Title: Chief Executive Officer
Date:	August 26, 2024

EXHIBIT A

Description of Services and Schedule of Consulting Fees

Services

During the Term, it is anticipated that Consultant shall provide the following Services to the Company:

• strategic advisory services and consultation regarding public company matters

For avoidance of doubt, the Company may request or assign different or additional Services aside from those listed above.

Consultant shall perform the Services at such location and times as reasonably directed by the Company. Consultant shall devote such time, efforts, and resources to the performance of the Services as are necessary and appropriate so as to perform them in a timely, responsive, professional, and diligent manner. Unless otherwise expressly authorized in writing by the Company, Consultant may not delegate, assign, or sub-contract any of the Services to any other individual or entity.

Compensation

Through the date of the Company’s Annual Meeting of Stockholders held in 2026 (the “2026 Annual Meeting”) (and provided that the Term has not been early terminated pursuant to Section 3), the Company agrees to pay Consultant a Consulting Fee at a rate of $9,000 per calendar quarter for each calendar quarter that Consultant renders Services to the Company, pro-rated for any partial calendar quarters that Consultant renders Services through the date of the 2026 Annual Meeting (and provided that the Term has not early terminated pursuant to Section 3). Following this time period, and through the date of the Company’s Annual Meeting of Stockholders held in 2027 (the “2027 Annual Meeting”) (and provided that the Term has not been early terminated pursuant to Section 3), the Company agrees to pay Consultant a Consulting Fee at a rate of $2,000 per calendar quarter for each calendar quarter that Consultant renders Services to the Company, pro-rated for any partial calendar quarters that Consultant renders Services through the date of the 2027 Annual Meeting (and provided that the Term has not early terminated pursuant to Section 3).

Any outstanding options to acquire shares of common stock of the Company that are held by Consultant as of the Start Date shall continue to vest in accordance with their terms (as amended) during the Term , and any applicable post-termination exercise period shall not commence until the last date of the Term. In addition, subject to the approval of the Compensation Committee of the Board of Directors of the Company or a delegate thereof and Consultant’s continued performance of Services pursuant to the Agreement through the date of the Company’s Annual Meeting of the Stockholders in 2025, Consultant shall receive a grant of an option to acquire shares of common stock of the Company that is subject to the Company’s 2023 Stock Option and Incentive Plan and with a Value of $150,000 (provided, that the maximum number of shares of Company common stock subject to each such option shall be 8,000 shares), which shall vest in full on the earlier of (A) the one-year anniversary of the grant date or (B) the next Annual Meeting of Stockholders, provided that either such vesting date occurs during the Term. For purposes hereof, “Value” means the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC Topic 718.

Reimbursement

Provided this Agreement becomes effective, the Company shall reimburse the Consultant for the reasonable attorneys’ fees that Consultant incurred in connection with entering into this Agreement, not to exceed ten thousand dollars ($10,000), provided the Consultant must provide the Company with a summary copy of an invoice reflecting the amount of fees incurred by Consultant (without further description) within thirty (30) days of the Start Date and the Company shall reimburse the Consultant within thirty (30) days of receipt of such documentation.

Schedule 1

For avoidance of any doubt, the Company acknowledges that Consultant’s employment in any capacity by Arena Bioworks shall not be deemed a competitive business activity.